SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☐ Definitive Additional Materials
☒ Soliciting Material Under Rule 14a-12

ARGOSY GAMING COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Filed by Argosy Gaming Company pursuant to Rule 14a-12
of the Securities and Exchange Act

Penn National Gaming [PENN] Nov 3, 2004 5:30 PM
Penn National Gaming to Acquire Argosy Gaming Company

Corporate Participants
Joe Jaffoni - Penn National Gaming Inc. - Investor Relations
Peter Carlino - Penn National Gaming Inc. - Chairman and CEO
Kevin DeSanctis - Penn National Gaming Inc. - President
Bill Clifford - Penn National Gaming Inc. - CFO
Dick Glasier - Argosy Gaming Company - President and CEO
Dale Black - Argosy Gaming Company - CFO

Conference Call Participants
Joe Greff - Fulcrum Global Partners - Analyst
Mac Jacob - UBS - Analyst
Larry Klatzkin - Jefferies - Analyst
John Maxwell - Merrill Lynch - Analyst
Ryan Worst - CL King - Analyst
Felicia Hendrix - Lehman Brothers - Analyst
Bill Lerner - Prudential - Analyst

Operator

Ladies and gentlemen thank you for standing by and welcome to the Penn National Gaming acquisition of Argosy Gaming Conference Call. During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question and answer session. At that time if you have a question please press the "1" followed by the "4" on your telephone as a reminder this conference is being recorded Wednesday November 03, 2004. I would now like to turn the conference over to Mr. Joe Jaffoni, Investor Relations. Please go ahead sir.

Joe Jaffoni, Penn National Gaming Inc. - Investor Relations

Thank you operator I just need to read some Safe Harbor language and then we can get the call started. In addition to historical facts or statements of current conditions, today's conference call contains forward-looking statements made by Penn National Gaming or Argosy Gaming collectively the companies within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Act of 1934 as amended. Some of these statements include without limitation those regarding the accredited nature of the merger, synergies arriving from the merger, future capital expenditures and prospects for future growth.

These statements are subject to a number of risk and uncertainties that could cause these statements made to be incorrect and the actual results to differ materially. The company has described certain of these risks and uncertainties in their filings of the Securities and Exchange Commission including their annual reports on Form 10-K for the year ended December 31, 2003. Some of these risks included without limitation those relating to the ability of the Penn National to integrate and manage facilities requires risk relating to the development and expansion of properties, risks from increased competition, risks relating to the economy and interest rates, risks relating to possible increases in our effective rates of taxation, risks associated with failure by Penn National to obtain acquisition financing and risks relating to the fact that both entities are heavily regulated by gaming authorities. In addition to the approximation of Penn National's acquisition of Argosy Gaming are subject to several conditions including the approvals of various governmental entities including certain gaming regulatory authorities towards the companies are subject. Further more the companies do not intend to update publicly any forward-looking statements expect as required by law. The cautionary advice just described is permitted by the Private Securities Litigation Reform Act of 1995.

I want to let everybody know that there is a webcast as well as a telephonic conference call. Those who access the webcast will also able to see a please power point presentation at the management's room now go through and we will further do I'll turn the call over to Penn National's Chairman and Chief Executive Officer Peter Carlino. Peter

Peter Carlino, Penn National Gaming Inc. - Chairman and CEO

Thanks Joe. With me tonight and good evening, are our President, Kevin DeSanctis; our Chief Financial Officer Bill Clifford; Dick Glasier, President and CEO of Argosy Gaming and Dale Black, CFO of Argosy or with members of our staff who are prepared to answer your questions. I will make a few brief comments followed by some words that Dick will add and then Bill Clifford will get into some of the meat of the transaction. So on behalf of Penn National Gaming I am very pleased to announce that you have seen we have signed a definitive merger of being -- with Argosy Gaming at 4 o'clock this afternoon. It's indicated in our press release we are paying $47 a share which represents an approximate 15% premium over closing price of today a 30% premium to the average closing price over the last 30 days.

This transaction is valued at approximately $2.2 billion. Anyone who has followed the Penn National story over the last 10 years you can easily recognize that this is the perfect transaction for us. Argosy is well managed company with a group of outstanding gaming properties in perspective to client's with gaming markets where Penn National's management style and ability itself. Most of you know it's Penn's approach to acquisition of these sorts to make very few property level changes. Having to thank this life today our approach is evolution not revolution. From since we will inherit a lot of outstanding employees at Argosy maintaining that approach will not be hard.

Lets take a look at a few of the transaction points that we’d like to highlight and I will call your attention to page 3 in the presentation, its all there we have kind of walked out through every single page but some of it is self explanatory, but we believe that this transaction will create the third the nations third largest casino operator as measured by both EBITDA and revenues of that there are a significant long-term growth both at Argosy properties and Penn's properties as well. It is also an opportunity to enter three new door section Indiana, Missouri and Iowa.

And as you can see that looking at the next four points that combined company will be jointly diversified, both in terms obviously of properties and of region, which has been a consistent goal of ours, from the very beginning. No single property will account for more than 20% of revenue, and no single property will account to more than 25% of EBITDA. And that’s before we get into Pennsylvania and some of the other exciting things that we are working on. And this process is consistent with Penn National's successful immediate long-term growth strategy. These are regional properties that are exactly what we do. So I want to emphasize again that we believe that the rationale for this transaction should be apparent to anyone, who has followed our company, or who has followed this industry.

We think we have paid fairly for these outstanding assets, while at the same time providing full values to the shareholders of Argosy Gaming. Want to take this opportunity as well to commend Argosy Chairman, Bill Cellini, and his director group for building a great company. I also want to commend Dick Glasier, for adding very significant shareholder value through his tenure as Chief Executive. And maybe that’s the perfect opportunity for me to introduced Dick allow you to say what you would like Dick.

Dick Glasier, Argosy Gaming Company - President and CEO

Thank you, Peter. This is exciting. The Argosy Board of Directors believes this transaction provides our shareholders with tremendous value. We call this full value. Our management team will combine with Penn, and there will be a lot of additional expansion opportunities some of which are already announced and there will be a lot of opportunities for growth for the shareholders going forward. I'm very pleased with the transaction, now our management team's position to continue to operate our existing properties very well as they give all the time we would need to move ahead if this -- the transaction closed with regulate. Thank you.

Peter Carlino, Penn National Gaming Inc. - Chairman and CEO

Thank you Dick. You know I think, lets see where we want to go; I am not going to through a property by property review all though it will certainly welcome any of you could direct it any place you would like to go, I mean, its pretty much their style. Bill, do you move into directly into the financial highlights, do we want to emphasis?

Bill Clifford, Penn National Gaming Inc. - CFO

Yeah, I think -- thanks Peter. The -- you know, I think Peter has touched on anybody that’s following on with PowerPoint side. Its that you touched on the issues relative to history of revenue growth and EBITDA growth on a combined basis, as well as, you know our views relative to the revenue diversification by regions which we think is that -- will be a very positive event for our company to be able to reduce our individual state exposure and although we still we certainly have risk say in our -- we have always said in our company. We are very excited about the prospects of where we are in terms of being able to weather any storms that may come by our way, including the EBITDA diversification and revenue diversification. And Peter's start to those concepts very well looking forward we are looking at Indiana representing roughly 25% of the combined company EBITDA, Illinois 21 and West Virginia 18%, followed by 15 there in Louisiana. The individual property exposure on a EBIDTA perspective Argosy launch brokers of 25 into PENN 18 and one game with scaleable audit 12 and [inaudible] at 9.4% and then everything else is basically under 7% of the company's aligned EBIDTA.

Turning to page 10 on the source and use of the fund, first the fund to be roughly a 108million of cash and senior credit facilities of 2.639 billion; uses of funds equity consideration is a $1.410. Argosy's retired debt will be roughly 805 and national's entire debts represent our current senior credit facilities of 320 million and then are roughly 212 million of fees and expenses associated with the transaction.

Capitalization, page 11; previously Penn had a total debt of roughly 909. Pro forma for the acquisition we are looking at $3.231 billion representing all of the Penn bonds of 575 million senior credit expected to be or would be $2.639 billion and capital leases of 17 million.

On a pro forma credit perspectives, Penn's senior debt the integration of [food] will be climbing from roughly 1.2 to 4.8 times, total debt which is on a pro forma at 9/30/'04 times from 2.3 to 5.8 and our coverage on an EBIDTA interest expense outlook at 9/30/'04 those were 2.89 times to roughly 3 times. The -- unless you want to --fed up with -- no, I think we to be on a softer, walking through these pages were filled and you know I got to tell you, I have always liked these multicolored pie charts and I am very happy to observe that [title] is getting bigger and the colors are getting more [exotic]. That will be good thing to ask. With that why don't we open the floor to questions? Operator.

Questions and Answers

Operator

Thank you ladies and gentlemen if you would like to a register question please press the "1" followed by the "4" on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration please press the"1" followed by "3". If you are using a speakerphone, please lift your handset before entering your request; one moment please for the first question. Our first question comes in the line of Joe Greff with Fulcrum Global Partners. Please go ahead, sir.

Joe Greff, Fulcrum Global Partners - Analyst

Good evening guys, congratulations. It looks very interesting; question for you Kevin, I mean do you think this the combined portfolio allied with you a national player program a relative program are all totally worth; would you really need a Las Vegas and Atlantic City property to really extract that benefit?

Kevin DeSanctis Yes, I think that really the answer Joe. I mean on a short-term basis what we don't normally experience do a lot of crossover play from our players between markets. Now ultimately, what may make sense is when you look at Juliet and Arora (phonetic), it may make sense that some type of a combined program there and that [inaudible] make sense they have some type combined problem there, but in terms of national program, frankly, I don't think it would add a tremendous amount of value at this time. My guess is we would work towards that on a longer term thought process.

Joe Greff, Fulcrum Global Partners - Analyst

Great, thank you.

Operator

Our next question comes from the line of Robin Farley with UBS. Please go ahead sir.

Unidentified Company Representative

Hello? Robin? Operator?

Operator

There is a slight delay.

Mac Jacob, UBS - Analyst

Hi this is Mac Jacob for Robin (phonetic). Hello?

Unidentified Company Representative

Yes we've got that.

Mac Jacob, UBS - Analyst

Yes, can you tell me if there is any concern about having three licenses in Illinois is there any regulatory concerns there?

Unidentified Company Representative

I can let Dick speak to that --but both us offered an [opinion], but let's start dig to it first. There has been discussion over the last several years, with the [inaudible] in terms of having more than 2 items and the commission indicated that they did not see a specific problem with that; if you think about it, [heirs] when they would biding on the temp licenses , that would have been three licenses. They have the --pick overhead from the commission. You would need to gone on that question.

Unidentified Company Representative

Well, I think anything is possible, what we don’t expect a difficultly with them and they got probably the fast answer, remembering that Illinois and Chicago in particular is a very, very big markets. So it were not be a problem.

Mac Jacob, UBS - Analyst

Okay and what about the Baton Rouge?

Unidentified Company Representative

In the same light, we've actually done some analysis in that market for example and concentration there is not quite what it might appear to be more than few months, their discovery about that. We'll give you actually some numbers -- we haven’t -- one time

Unidentified Company Representative

You know, they can make certainly get into numbers right now. I think when you look at Baton Rouge, Baton Rouge you have a tremendous amount of competition, if you will. It's not only the Baton Rouge market and you actually going to New Orleans you touch out to, avalanching downs, so I think it's in much broader than just the Baton Rouge market. So, we really don't anticipate any issues there as Peter cautioned, you know, you can't be overly sure of yourself here but we really don't anticipate many problems at this point.

Unidentified Company Representative

There are other markets like that at a point -- but you can figure them out where there is far greater concentration part of other companies, so that -- looking at that state, and again regulators are all fine. But we don't see a reason that there should be a problem.

Mac Jacob, UBS - Analyst

Okay, and just one last thing, does the $47 value include the application of the Illinois tax bill roll back?

Unidentified Company Representative

I don't how -- again that's an interesting question, How Argosy will look at, we are sort of neutral on that point. It's kind of is what it is. We like the Company as we found it -- and it will roll back, or it won't roll back, I think it's safe to say though that we do believe that the legislature will allow what is planned, what the law of the land is there and that is a rollback next spring.

Mac Jacob, UBS - Analyst

Well, thank you.

Operator

Thank you. Our next question comes from the line of Larry Klatzkin with Jefferies, please proceed sir.

Larry Klatzkin, Jefferies - Analyst

Hey guys, I am not for [strike try] harder. Listen, couple of questions, one, do you have any anticipation of selling any properties?

Unidentified Company Representative

No, there is no anticipation; no, we are not anticipating selling anything right now.

Larry Klatzkin, Jefferies - Analyst

Alright, and you know, you guys have -- you have shown some interest in the past, do you still would love to have a Atlantic City property. Is this kind of, and not for now or is that not really make a difference some way or the other.

Unidentified Company Representative

Well this is the hard to answer, [10-year] for now you bet. I mean we clearly have the one goal and that's to make this transaction happen it's more than enough to keep us entertained and occupied for the quite some time, so to we -- my answer is it's the month record very long period of time. Atlantic City and Las Vegas has not been on our list, I think in the last years I might have sort of got with the bulk rate figures, you know, some day it might be on our list. But it's not first , second , third or fourth of our choices and may be some day that will make sense, but for today this makes a lot of sense; we have been very patient over the years and the followers is very deliberant, so this is all steady to go; this is the right transaction for us today.

Larry Klatzkin, Jefferies - Analyst

I know like the acquisition, it's good. One question would be synergies what you guys see financially, what dollar amount of synergies you might see over the first year?

Unidentified Company Representative

Yeah, I think what we have factored an attempt is if we have an expectation that over time we will achieve $20 million worth of synergies primarily in the corporate overlapping expense area.

Larry Klatzkin, Jefferies - Analyst

Alright. Hey that's a great job guys.

Unidentified Company Representative

Thanks Larry.

Operator

Our next question comes in a line of John Maxwell with Merrill Lynch, please proceed.

John Maxwell, Merrill Lynch - Analyst

Hi, good afternoon guys, I was wondering could you the Penn national retire debt that you have missed, is that the term loan?

Unidentified Company Representative

Yes, that's our current senior credit facility, the term loan B as well as our existing revolver, which is undrawn.

John Maxwell, Merrill Lynch - Analyst

Okay. And the -- do you have -- what the borrowing rate is on the committed facility? Or what's your -- the way you got to your EBITDA interest coverage?

Unidentified Company Representative

Yeah, I think, I don't think we're -- these are indicated rates, certainly I think as we move forward, we'll be disclosing a lot more details, certainly as we rollout the syndication of the facility. I don’t really want to go to exactly where that's at, those details will be coming out in the near future.

John Maxwell, Merrill Lynch - Analyst

Okay. Last question if I could, is the breakup fee on the transaction. Yeah, I'm sorry?

Unidentified Company Representative

I think frankly looking on the table to simply get a nod from our lawyers and others, I think we're going to, just not go there yet -- I mean there is an -- all will be known shortly.

John Maxwell, Merrill Lynch - Analyst

Okay.

Unidentified Company Representative

So we'll see you there.

John Maxwell, Merrill Lynch - Analyst

Dick actually just one question for you just in terms of the, your thought process into the transaction, I guess your decision will be either to try to cover the loan and grow or accepting offer like this from Penn, could just expand a little bit on your thought process as to -- why this is the best strategy for Argosy?

Unidentified Company Representative

Well, our Board met a number of times with our financial advisers and of course our senior management team discussing our long-term growth process and evaluating that against the all cash offer, we concluded this was the right thing for our shareholders. If any time that you're involved in a time to grow the business, especially in our industry where licenses are so difficult for paying and frankly, [inaudible] there's a lot of risks associated with trying to grow the business, and obviously this wasn't all cash transaction. So after a lot of discussions our Board felt that we should [pursue] this with [inaudible].

John Maxwell, Merrill Lynch - Analyst

Okay. I appreciate your thoughts and comments, thank you.

Operator

Our next question comes from the line of Ryan Worst with C. L. King please proceed.

Ryan Worst, CL King - Analyst

Thanks. Do you guys have a expected closing date yet?

Unidentified Company Representative

Well that's there always a $24,000 question,

Ryan Worst, CL King - Analyst

[inaudible] again.

Unidentified Company Representative

I think I can speak for both companies in saying that [simply] time is not the [essence] submitting all the requisite applications and all things we have to do to get approval is a very, very high priority, it is then in the hands of the Regulators, you all know as well as we do, kind of what the process [inaudible], it will be probably something more than 6 months, may be 7 months if things go very well, it would be a very reasonable target. So our job and our goal is do everything we must to make that happen as fast as we can.

Ryan Worst, CL King - Analyst

Okay and then also, do have any goals in reaching certain leverage ratio at [year out] or so or where do you feel comfortable with your leverage ratio?

Unidentified Company Representative

Let me [inaudible] that Bill, if I may [philosophically] it could be [inaudible] factual number. It has always been this Company's absolute focused commitment to keep our debt level as low as we possibly can, at the same time trying to do the things that we're doing. Our debt reduction is a manic focus as [natural] I think we've demonstrated that overtime. So that we'll move for a transaction like this, and we move down as rapidly as we possibly can, low is better than higher, it's as simple as that. May be low has a more [quantitative] answer.

Unidentified Company Representative

Well yes. Clearly I think when we took a look at this similar to what we've done with previous transaction, this is certainly and [this] of debt leverage is clearly not our comfort zone and we will be -- I couldn't say it any better than Peter said it, focus for introducing those leverage ratios. Certainly getting back down under 5 is like that, an immediate- immediate priority and we'll be looking to continue that trend and be quite candid, but reason we got comfortable with this level was because, in our view, we believe that this a very rapidly de-leveraging transaction, I'm not going to get into those details in terms of those projection, and it's kind of related to something we haven't touched on and I don't know Bill might want to [inaudible], certainly we're not going to be giving any forward-looking guidance relative to [inaudible] and interim period and there's agreement and the merger agreement, which basically addresses the fact that [inaudible] will not be talking about their future earnings guidance. So therefore giving projections, relative to future de-leveraging is -- wouldn't be appropriate. And certainly everybody will discussing historical results have been similar what they've always [been].

Unidentified Company Representative

I think that we can make a general statement at certain part of our objective that the combined cash flows, free cash flows of these companies will be significant and if you get into modeling just to looking at a little carefully I think you will recognize what we have and this transaction will make a whole lot of sense.

Ryan Worst, CL King - Analyst

Okay. That's fair enough. And Bill, just one question, I missed the fees and expenses associated with the transaction?

Bill Clifford, Penn National Gaming Inc. - CFO

Fees and expenses were roughly 212 million.

Ryan Worst, CL King - Analyst

Okay, thank you.

Operator

Our next question comes from the line of Felicia Hendrix with Lehman Brothers. Please proceed.

Felicia Hendrix, Lehman Brothers - Analyst

Hi guys, congratulations. And, Dick, the last time I saw I think you asked me if I was going to cover your company before you died, so I guess the answer is yes.

Dick Glasier, Argosy Gaming Company - President and CEO

Did I really say it that way?

Felicia Hendrix, Lehman Brothers - Analyst

You did and then I asked you how your health was, and so we pick it from there. I have just two quick questions.

Dick Glasier, Argosy Gaming Company - President and CEO

By the way I did have some inkling that might be enough.

Felicia Hendrix, Lehman Brothers - Analyst

You are very sly. First question is, I wonder if you guys could just tell us what the combined CapEx for the Company might look like -- for the combined company might look like? And then secondly, can you just touch upon what the management structure might look like?

Up I don't believe we're going to give any indications at this time relative to the combined company CapEx. I think you can certainly look forward in terms of taking a look at what's been discussed previously for whatever comfort that might give you, certainly looking at Argosy's announced capital expenditures and our own previous guidance --

Unidentified Company Representative

So we will be spending time, both companies together trying to figure out what makes sense. But what I can say that we're going to be very, very careful in light of the previous answer, so that the [banker] process will evolve as we get to spend more time with the senior management there. So -- again, I don't think we are prepared to make any statements yet. This obviously was a very closely guarded transaction, and we've had -- closely guarded transaction and we're looking forward now that we're pretty open to with folks in the Company and sit down across the table and talk about such statements. So a little premature, but that's come out nice.

Felicia Hendrix, Lehman Brothers - Analyst

Okay. And then I just want to touch upon again just quickly on the synergies. If I -- Argosy's corporate expenses what a quarter, is that 7 million a quarter?

Unidentified Company Representative

That's pretty close.

Felicia Hendrix, Lehman Brothers - Analyst

Yeah, so -- that -- just wondering how you get to the 20 million if it's -- that's about, that's what 28 million a year? So --

Unidentified Company Representative

I think you can feel comfortable that we'd see quite a bit of overlap in terms of the corporate structures and there are current items other than Argosy just employs, it's items like P&L expense, entity expense, attorneys, outside accountants, etc, etc, travel and entertainment, pursuit of growth opportunities by both companies that can now be done by one, those can be rather sized. So I now think we're very comfortable that we'll get there.

Unidentified Company Representative

Might not get there on day one, but we're certainly going to get there.

Felicia Hendrix, Lehman Brothers - Analyst

Clearly. I guess what I am looking for is that seems like a bit of a conservative number.

Unidentified Company Representative

You think we can get more?

Felicia Hendrix, Lehman Brothers - Analyst

Yes.

Unidentified Company Representative

We're content to leave that number kind of where it is. We -- if you again, those of you even know Penn know that we're pretty careful about what we put out unless we started there, we -- that's receivable and we could settle lead at that, let things unfold.

Felicia Hendrix, Lehman Brothers - Analyst

Okay. Thanks guys.

Operator

Ladies and gentlemen, as a reminder to register for a question, press the "1" followed by the "4". One moment please for the next question. Our next question comes from the line of Bill Lerner with Prudential. Please proceed.

Bill Lerner, Prudential - Analyst

Thanks. Just a couple of quick ones, one, and correct me if I'm wrong on this. Penn, I think, you guys have been effectively under penetrated with respect to cashless slots and Argosy, of course, near full penetration or getting there. What changes there due to the deal and the follow-up?

Unidentified Company Representative

Bill, could you expand on that a little bit, I mean, we are about 50% from a Penn perspective, Argosy, I think, is close to 100%, Penn would be 100% by the end of '05 in most of its operations, not all, but in most of its operations. You know, at the existing operations. But I am not sure --

Bill Lerner, Prudential - Analyst

That's it what I was looking for. I was just wondering if you'll get there. If you will still get there by the end of '05, you'll accelerate it or what have you?

Unidentified Company Representative

We are not accelerating. That was part of our plan, and it will just continue as expected.

Bill Lerner, Prudential - Analyst

Okay. And the other one is -- I apologize if it's relative to transparent, but can you just talk a little bit about, you know, on a combined basis, once again on the slot front, you guys are probably, I don't know, 3% or so of the installed base in North America. What changes with respect to your relationship with the suppliers from here, do you try to beat them up on price, so you can tamp where they are -- do they still have relatable average over you guys, how do you think about that now?

Unidentified Company Representative

Well.

Bill Lerner, Prudential - Analyst

You know, you have given that word, you know, two hours after that deal was announced?

Unidentified Company Representative

Yeah, now. We would love to think that we have the leverage to beat them up on price, but the reality is we will still be a relatively small company. We did the best we can in creating umbrella contracts, and as the companies combine, hopefully we will get a little bit more leverage in terms of buying power, but we have in fact anything, into synergies from that perspective.

Bill Lerner, Prudential - Analyst

Okay. Thanks guys.

Unidentified Company Representative

Thank you.

Operator

Mr. Carlino, I will now turn the call back to you. Please go ahead, sir.

Peter Carlino, Penn National Gaming Inc. - Chairman and CEO

Well, you let us off easy today. But I know, there will be many questions to follow. I think, then without much -- so, Bill you want to make that announcement.

Unidentified Company Representative

Penn. There are going to two pieces of amount [inaudible] will be, that we are going to take Penn and Argosy currently are going to be presenting at the Deutsche Banc conference tomorrow, which coincidentally happens to be the day after the transaction, and the scheduled time frame is 7: 30.

Unidentified Company Representative

It was Argosy's original scheduled time.

Unidentified Company Representative

And there will be a webcast as well.

Unidentified Company Representative

Okay. Thank you. We will be here obviously available always -- as always to answer questions, we will be reachable. Looking forward to talking with you about this process as it unfolds, obviously it's very exciting to us, and stay tuned we will talk to you soon. And with that, operator, thank you very much.

Operator

You are very welcome, sir. Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines. Thank you very much.

END

Additional Information

     In connection with the proposed merger, Argosy Gaming Company (“Argosy”) will file a proxy statement and other relevant documents with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY ARGOSY THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM ARGOSY BY DIRECTING A REQUEST TO: Argosy Gaming Company, Attn: Investor Relations Department, 219 Piasa Street, Alton, IL 62002, telephone (618) 474-7500

     Argosy and its directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Argosy's stockholders in connection with the proposed merger is set forth in Argosy's annual report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 12, 2004 and proxy statement for its 2004 annual meeting of stockholders filed with the SEC on March 12, 2004. Additional information will be set forth in the proxy statement when it is filed with the SEC.